Exhibit 10.14

January 16, 2003

M. Todd Tucker

11555 Double Spring Road

Lewisville, North Carolina 27023

Dear Todd:

I am writing to confirm our recent discussions and the agreement reached between you and Cree, Inc. in connection with the changes in your role at the company. We have agreed as follows, effective as of the date of this letter:

1. The Employment Agreement dated December 1, 2000 between you and Cree is terminated, and neither party has any continuing obligations under it, except that you acknowledge that you have executed and remain bound by the Employee Agreement Regarding Confidential Information, Intellectual Property and Non-Competition attached as Addendum B to the Employment Agreement.

2. Your continued employment with Cree is on an “at will” basis and either you or Cree may terminate your employment at any time, with or without cause, subject to the following:

(a) Cree will give you 12 months’ advance written notice of termination of your employment by Cree, except when there exists “Cause” for termination as defined below. Unless sooner terminated in accordance with subparagraph (b) or by your earlier resignation or death, Cree: (i) will continue to employ you under this agreement, for approximately 30 hours per week, during the first 6 months after giving notice of termination; and (ii) thereafter, during the final 6 months, will continue to employ you to work on such matters and at such times as may be mutually agreed by you and Cree from time to time. During the initial 6-month period, you will be paid a salary at a rate equivalent to your salary in effect immediately before Cree gave notice of termination (prorated, if necessary, to reflect a 30-hour per week commitment). During the final 6-month period, you will be considered a casual employee not eligible for benefits under Cree’s current benefit plans and will be paid on an hourly basis for time actually worked at the hourly rate corresponding to your rate of pay in effect during the first 6-month period.

(b) Cree may terminate your employment immediately and without prior notice in the event there exists “Cause” for termination, defined as the occurrence of any of the following circumstances: (i) your commission of any act constituting fraud, misappropriation,

M. Todd Tucker

January 16, 2003

embezzlement, or criminal activity having a material adverse impact on Cree or its reputation in the community, or any incarceration on criminal charges which results in a material reduction in your work effectiveness; (ii) breach of your covenants and obligations under your Employee Agreement Regarding Confidential Information, Intellectual Property and Non-Competition; or (iii) your dependence on, or habitual abuse of, a controlled substance or alcohol (in the case of alcohol abuse, that has a material adverse affect on your performance of your job duties and responsibilities).

3. The stock option grant awarded to you under Cree’s Equity Compensation Plan on December 1, 2000 (the “Subject Grant”), representing the right when fully vested to purchase up to 600,000 shares of Cree’s common stock, is hereby cancelled as to 300,000 shares but shall continue in effect, in accordance with its terms, with respect to 300,000 of the shares as to which the Subject Grant vested prior to this agreement. All other stock option awards granted to you by Cree remain in effect in accordance with their respective terms.

If you agree that this letter accurately states the terms of the agreement between you and Cree regarding your employment, please sign below and return the signed letter to my attention.

Very truly yours,

CREE, INC.

/s/ Charles M. Swoboda

Charles M. Swoboda

Chief Executive Officer and President

AGREED:

/s/ M. Todd Tucker 1-14-03

M. Todd Tucker

Date Signed:          1/14/03